Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2018, relating to the financial statements and financial statement schedule of Par Pacific Holdings, Inc. and subsidiaries, and the effectiveness of Par Pacific Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
February 5, 2019